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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                              DECEMBER 16, 1996
                               (Date of report)


                  HOMEPLEX MORTGAGE INVESTMENTS CORPORATION
            (Exact name of registrant as specified in its charter)

               MARYLAND              8798                86-0611231

          (State or other       (Commission File       (IRS Employer
          Jurisdiction of            Number)         Identification No.)
          Incorporation)

                     5333 NORTH SEVENTH STREET, SUITE 219
                            PHOENIX, ARIZONA 85014
                   (Address of principal executive offices)



                                (602) 265-8541
             Registrant's telephone number, including area code:



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ITEM 5.  OTHER EVENTS

     On December 16, 1996, Homeplex Mortgage Investments Corporation (the "Corporation") adopted two Bylaw amendments proposed by certain stockholders in December 1995 and January 1995 in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Those proposals were inadvertently omitted from the Proxy Statement/Prospectus dated November 13, 1996 relating to the solicitation of proxies for the Corporation's Annual Meeting scheduled to be held on December 18, 1996. At the Annual Meeting, the Corporation's stockholders will be asked to consider approving, among other things, the proposed merger of the Corporation with Monterey Homes Arizona II, Inc. and Monterey Homes Construction II, Inc., which merger would result in the termination of the Corporation's status as a real estate investment trust within the meaning of the Internal Revenue Code of 1986, as amended (a "REIT") and to elect a new board of five directors.

    In accordance with the stockholder proposals, Article II, Section 2 of the Corporation's Bylaws was amended to fix the number of directors of the Corporation to five (5) and to require stockholder approval to subsequently change the number of directors. Article XII of the Corporation's Bylaws was amended to provide that without the prior approval of the Corporation's stockholders, the Corporation's board of directors (the "Board") will not take any action or omit to take any action which would cause, or result in, the failure of the Corporation to qualify as a REIT, and that the Board shall cause the corporation to exercise all of its rights to prevent transfers of shares, or to redeem shares, to cause the corporation not to fail to qualify as a REIT. This provision may not be amended without the affirmative vote of a majority of the Corporation's common stock, $.01 par value, ("Common Stock") outstanding.

     Although the Corporation's Annual Meeting will be convened on December 18, 1996, the Board anticipates adjourning the meeting until December 2, 1996 to afford stockholders additional time to consider the proposals to be acted upon at such meeting.




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                                  SIGNATURES
                                  ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  December 16, 1996


                                      HOMEPLEX MORTGAGE INVESTMENTS CORPORATION




                                            By:   /s/ Alan D. Hamberlin
                                               --------------------------------
                                                  Alan D. Hamberlin,
                                                  Chairman of the Board of
                                                  Directors and Chief Executive
                                                  Officer




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